Exhibit 15.4

[Letterhead of Commerce & Finance Law Offices]

July 16, 2007

Ninetowns Internet Technology Group Company Limited
5th Floor, Union Plaza
20 Chaowai Street
Chaoyang District
Beijing 100020
The People's Republic of China

RE:	NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED ANNUAL REPORT ON FORM 20-F

Dear Sirs,

We hereby consent to the filing of this letter as an exhibit to the annual report on Form 20-F of Ninetowns Internet Technology Group Company Limited with the U.S. Securities and Exchange Commission and to the references to us under the headings "Enforceability of civil liabilities" and "Regulation" in the Form 20-F.

Yours very truly,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices